Exhibit 99.1

Monroe Capital Corporation BDC Announces Third Quarter 2023 Results

CHICAGO, IL, November 8, 2023 – Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the third quarter ended September 30, 2023.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Third Quarter 2023 Financial Highlights

•	Net Investment Income of $5.4 million, or $0.25 per share
•	Adjusted Net Investment Income (a non-GAAP measure described below) of $5.5 million, or $0.25 per share
•	Net decrease in net assets resulting from operations of $0.2 million, or $0.01 per share
•	Net Asset Value (“NAV”) of $207.6 million, or $9.58 per share
•	Paid quarterly dividend of $0.25 per share on September 29, 2023
•	Current annual cash dividend yield to shareholders of approximately 14.3% (1)

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report that for the 14th consecutive quarter, our Adjusted Net Investment Income once again covered our dividend. We continue to believe that the current market environment offers compelling tailwinds and opportunities for direct lenders. As we look ahead into the end of 2023 and beginning of 2024, we will continue to focus on portfolio credit quality while maximizing Adjusted Net Investment Income and generating strong risk-adjusted returns for our shareholders.”

Monroe Capital Corporation is a business development company affiliate of the award-winning private credit investment firm and lender, Monroe Capital LLC.

Management Commentary

Adjusted Net Investment Income totaled $5.5 million or $0.25 per share for the quarter ended September 30, 2023. This compares with $6.1 million or $0.28 per share for the quarter ended June 30, 2023. While the average portfolio yield increased during the quarter ended September 30, 2023 as a result of the rising rate environment, this increase in average portfolio yield was offset by a one-time reversal of previously accrued fee income associated with a certain investment during the quarter. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

(1) Based on an annualized dividend and closing share price as of November 7, 2023.

NAV decreased by $0.26 per share, or 2.6%, to $207.6 million or $9.58 per share as of September 30, 2023, compared to $213.2 million or $9.84 per share as of June 30, 2023. The decrease in NAV this quarter was primarily the result of net unrealized losses on the portfolio attributable to a few specific portfolio companies that were affected by macroeconomic and idiosyncratic challenges, which impacted financial performance. Additionally, the Company’s investment in MRCC Senior Loan Fund I, LLC (“SLF”) contributed to the NAV decline. The decrease in value at SLF was driven by unrealized mark-to-market losses on SLF’s investments, which are loans to traditional upper middle-market borrowers. SLF has continued to experience higher volatility in mark-to-market valuations.

During the quarter, MRCC’s debt-to-equity leverage increased from 1.54 times debt-to-equity to 1.60 times debt-to-equity. We continue to focus on managing our investment portfolio and selectively redeploying capital resulting from repayments.

Selected Financial Highlights

(in thousands, except per share data)

	September 30, 2023	June 30, 2023

Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$518,284	$515,407
Total assets	542,536	545,892
Total net assets	207,555	213,208
Net asset value per share	9.58	9.84

	For the quarter ended
	September 30, 2023	June 30, 2023

Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,420	$5,924
Adjusted net investment income (2)	5,515	6,091
Net gain (loss)	(5,656)	(10,260)
Net increase (decrease) in net assets resulting from operations	(236)	(4,336)

Per share data:
Net investment income	$0.25	$0.27
Adjusted net investment income (2)	0.25	0.28
Net gain (loss)	(0.26)	(0.47)
Net increase (decrease) in net assets resulting from operations	(0.01)	(0.20)

(2) See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 99 portfolio companies, with a total fair value of $518.3 million as of September 30, 2023, as compared to debt and equity investments in 99 portfolio companies, with a total fair value of $515.4 million, as of June 30, 2023. The Company’s portfolio consists primarily of first lien loans, representing 82.9% of the portfolio as of September 30, 2023, and 83.3% of the portfolio as of June 30, 2023. As of September 30, 2023, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 12.4% and 12.5%, respectively, as compared to the weighted average contractual and effective yield of 12.2% and 12.2%, respectively, as of June 30, 2023. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of September 30, 2023, 1.2% of the Company’s total investments at fair value were on non-accrual as compared to 1.3% as of June 30, 2023.

Financial Review

Net investment income for the quarter ended September 30, 2023 totaled $5.4 million, or $0.25 per share, compared to $5.9 million, or $0.27 per share, for the quarter ended June 30, 2023. Adjusted Net Investment Income was $5.5 million, or $0.25 per share, for the quarter ended September 30, 2023, compared to $6.1 million, or $0.28 per share, for the quarter ended June 30, 2023. Investment income for the quarter ended September 30, 2023 totaled $15.6 million, compared to $16.3 million for the quarter ended June 30, 2023. Excluding the reversal of $1.0 million of previously accrued fee income associated with the Company’s former loan investment in IT Global Holding, LLC (“IT Global”), investment income increased by $0.3 million, primarily as a result of an increase in portfolio yield due to the rising interest rate environment, and our net investment income would have been $0.29 per share. Total expenses for the quarter ended September 30, 2023 totaled $10.2 million, compared to $10.4 million for the quarter ended June 30, 2023. The $0.2 million decrease in expenses during the quarter was driven by a decrease in incentive fees from lower net investment income primarily as a result of the IT Global fee income reversal and a decrease in excise taxes. These decreases were partially offset by an increase in interest and other debt financing expenses primarily associated with rising interest rates.

Net gain (loss) was ($5.7) million for the quarter ended September 30, 2023, compared to ($10.3) million for the quarter ended June 30, 2023. Net realized and unrealized gains (losses) on investments were ($5.7) million for the quarter. This net loss was primarily attributable to unrealized mark-to-market losses of a few specific portfolio companies and the Company’s investment in SLF.

Net increase (decrease) in net assets resulting from operations was ($0.2) million, or ($0.01) per share, for the quarter ended September 30, 2023, compared to ($4.3) million, or ($0.20), for the quarter ended June 30, 2023.

Liquidity and Capital Resources

At September 30, 2023, the Company had $5.3 million in cash, $201.1 million of debt outstanding on its revolving credit facility and $130.0 million of debt outstanding on its 2026 Notes. As of September 30, 2023, the Company had approximately $53.9 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

MRCC Senior Loan Fund

SLF is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of September 30, 2023, the Company had made net capital contributions of $42.7 million in SLF with a fair value of $33.3 million, as compared to net capital contributions of $42.7 million in SLF with a fair value of $34.5 million at June 30, 2023. During the quarter ended September 30, 2023, the Company received an income distribution from SLF of $0.9 million, consistent with the $0.9 million received during the quarter ended June 30, 2023. SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. SLF’s portfolio decreased in value by 2.1% during the quarter, from 91.5% of amortized cost as of June 30, 2023, to 89.4% of amortized cost as of September 30, 2023.

As of September 30, 2023, SLF had total assets of $158.7 million (including investments at fair value of $148.2 million), total liabilities of $92.1 million (including borrowings under the $110.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $92.1 million) and total members’ capital of $66.6 million. As of June 30, 2023, SLF had total assets of $176.9 million (including investments at fair value of $168.2 million), total liabilities of $107.8 million (including borrowings under the SLF Credit Facility of $107.9 million) and total members’ capital of $69.1 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	September 30, 2023		June 30, 2023
	Amount	Per Share Amount	Amount	Per Share Amount

	(in thousands, except per share data)
Net investment income	$5,420	$0.25	$5,924	$0.27
Net capital gains incentive fee	-	-	-	-
Income taxes, including excise taxes	95	0.00	167	0.01
Adjusted Net Investment Income	$5,515	$0.25	$6,091	$0.28

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Third Quarter 2023 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Thursday, November 9, 2023 at 11:00 a.m. ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (800) 715-9871 approximately 10 minutes prior to the call. Please reference conference ID # 9477343.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended September 30, 2023 to be filed with the SEC (www.sec.gov) on Wednesday, November 8, 2023.

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2023	June 30, 2023

	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$400,117	$396,816
Non-controlled affiliate company investments	84,898	84,046
Controlled affiliate company investments	33,269	34,545
Total investments, at fair value (amortized cost of: $536,795 and $528,235, respectively)	518,284	515,407
Cash	5,324	12,301
Interest and dividend receivable	18,627	17,616
Other assets	301	568
Total assets	542,536	545,892

LIABILITIES
Debt:
Revolving credit facility	201,100	197,400
2026 Notes	130,000	130,000
Total debt	331,100	327,400
Less: Unamortized deferred financing costs	(3,566)	(3,896)
Total debt, less unamortized deferred financing costs	327,534	323,504
Interest payable	1,621	3,090
Management fees payable	2,140	2,163
Incentive fees payable	1,355	1,481
Accounts payable and accrued expenses	2,293	2,446
Directors' fees payable	38	-
Total liabilities	334,981	332,684
Net assets	$207,555	$213,208

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,666 and 21,666 shares issued and outstanding, respectively	$22	$22
Capital in excess of par value	298,700	298,700
Accumulated undistributed (overdistributed) earnings	(91,167)	(85,514)
Total net assets	$207,555	$213,208
Net asset value per share	$9.58	$9.84

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	September 30, 2023	June 30, 2023

	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$11,858	$11,214
Payment-in-kind interest income	649	706
Dividend income	65	106
Fee income	(836)	170
Total investment income from non-controlled/non-affiliate company investments	11,736	12,196
Non-controlled affiliate company investments:
Interest income	1,174	1,415
Payment-in-kind interest income	1,781	1,785
Dividend income	52	51
Total investment income from non-controlled affiliate company investments	3,007	3,251
Controlled affiliate company investments:
Dividend income	900	900
Total investment income from controlled affiliate company investments	900	900
Total investment income	15,643	16,347

Operating expenses:
Interest and other debt financing expenses	5,874	5,790
Base management fees	2,140	2,163
Incentive fees	1,355	1,481
Professional fees	189	224
Administrative service fees	228	224
General and administrative expenses	304	334
Directors' fees	38	40
Total operating expenses	10,128	10,256
Net investment income before income taxes	5,515	6,091
Income taxes, including excise taxes	95	167
Net investment income	5,420	5,924

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	30	(39,790)
Foreign currency forward contracts	-	1,719
Foreign currency and other transactions	(4)	(128)
Net realized gain (loss)	26	(38,199)

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(3,346)	31,354
Non-controlled affiliate company investments	(1,061)	(509)
Controlled affiliate company investments	(1,276)	(1,218)
Foreign currency forward contracts	-	(1,687)
Foreign currency and other transactions	1	(1)
Net change in unrealized gain (loss)	(5,682)	27,939

Net gain (loss)	(5,656)	(10,260)

Net increase (decrease) in net assets resulting from operations	$(236)	$(4,336)

Per common share data:
Net investment income per share - basic and diluted	$0.25	$0.27
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$(0.01)	$(0.20)
Weighted average common shares outstanding - basic and diluted	21,666	21,666

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	September 30, 2023	June 30, 2023

	(unaudited)
Interest income	$12,804	$12,225
Payment-in-kind interest income	2,430	2,491
Dividend income	1,017	1,057
Fee income	(836)	170
Prepayment gain (loss)	29	106
Accretion of discounts and amortization of premiums	199	298
Total investment income	$15,643	$16,347

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	September 30, 2023	June 30, 2023

	(unaudited)
Interest expense - revolving credit facility	$3,989	$3,909
Interest expense - 2026 Notes	1,555	1,555
Amortization of deferred financing costs	330	326
Total interest and other debt financing expenses	$5,874	$5,790

About Monroe Capital Corporation

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

About Monroe Capital

Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains 10 offices throughout the United States and Asia.

Monroe has been recognized by both its peers and investors with various awards including Private Debt Investor as the 2023 Lower Mid-Market Lender of the Decade, 2022 Lower Mid-Market Lender of the Year, 2022 CLO Manager of the Year, Americas; Inc.’s 2023 Founder-Friendly Investors List; Global M&A Network as the 2023 Lower Mid-Markets Lender of the Year, U.S.A.; DealCatalyst as the 2022 Best CLO Manager of the Year; Korean Economic Daily as the 2022 Best Performance in Private Debt – Mid Cap; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information and important disclaimers, please visit www.monroecap.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:           Monroe Capital Corporation

Investor Contact:	Mick Solimene
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 598-8401
Email: msolimene@monroecap.com

Media Contact:	Daniel Abramson
BackBay Communications
(857) 305-8441
Email: daniel.abramson@backbaycommunications.com